Filed pursuant to Rule 424(b)(3)
Registration No. 333-165907

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 28, 2010)

Central Valley Community Bancorp
Common Stock

All of the shares of common stock in this offering are being sold by Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, “Patriot” or the “selling shareholders”).
The selling shareholders are offering 265,000 shares of our common stock in this offering at a price of $11.30 per share. The selling shareholders are not paying underwriting discounts or commissions, so the proceeds to the selling shareholders, before expenses, will be approximately $2,994,500. We will not receive any of the proceeds from the sale of the shares. We estimate the total expenses of this offering, including brokerage commissions, will be approximately $13,250, which will be paid by the selling shareholders.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CVCY.” The last reported sale price of the common stock on June 27, 2014 was $12.32 per share.

See “Risk Factors” in this prospectus supplement and “Item 1A.Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 to read about factors you should consider before investing.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 30, 2014.

We and the selling shareholders have not authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context otherwise indicates, the terms “CVCY,” “Central Valley Community Bancorp,” the “Company,” “we,” “us” and “our” used in this prospectus refer to Central Valley Community Bancorp and its consolidated subsidiaries. The term “selling shareholders” refers, collectively, to the selling shareholders named in this prospectus supplement under the caption, “Selling Shareholders.”
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under "Where You Can Find More Information."
SPECIAL NOTE ON FORWARD- LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain estimates and forward-looking statements. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Important factors, in addition to the factors described or incorporated by reference in this prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

In addition to the other information contained or incorporated by reference in this prospectus supplement, you should carefully consider the risk factors disclosed in this prospectus supplement when evaluating an investment in our securities. This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. It is our intent that such statements be protected by the safe harbor created thereby. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement. Except as may be required by applicable law, we undertake no obligation and do not intend to update forward-looking statements after the date of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus, or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, "Item 1A. Risk Factors" of our Annual Report on Form 10- K for the year ended December 31, 2013, and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, which are described under "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus.
Our Company
Central Valley Community Bancorp (the Company) was incorporated on February 7, 2000 as a California corporation, for the purpose of becoming the holding company for Central Valley Community Bank (the Bank), formerly known as Clovis Community Bank, a California state chartered bank, through a corporate reorganization. In the reorganization, the Bank became the wholly-owned subsidiary of the Company, and the shareholders of the Bank became the shareholders of the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the BHC Act), and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the Board of Governors).

At December 31, 2013, and the date of this prospectus supplement, we had one banking subsidiary, the Bank. Our principal business is to provide, through our banking subsidiary, financial services in our primary market area in California.
We serve seven contiguous counties in California’s central valley including Fresno County, Madera County, Merced County, Sacramento County, San Joaquin County, Stanislaus County, and Tulare County, and their surrounding areas through the Bank. We do not currently conduct any operations other than through the Bank. Unless the context otherwise requires, references to us refer to the Company and the Bank on a consolidated basis. At December 31, 2013, and March 31, 2014, we had consolidated total assets of approximately $1,145,635,000 and $1,139,502,000, respectively. See Items 7 and 8, Management’s Discussion and Analysis or Plan of Operation and Financial Statements, in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 21, 2014.
Effective July 1, 2013, the Company and Visalia Community Bank completed a merger under which Visalia Community Bank, with three full-service offices in Visalia and one in Exeter, merged with and into the Bank.
On August 18, 2011, the Company entered into a Securities Purchase Agreement (SPA) with the Small Business Lending Fund of the United States Department of the Treasury (the Treasury), under which the Company issued 7,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C (Series C Preferred) to the Treasury for an aggregate purchase price of $7,000,000. Simultaneously, the Company agreed with Treasury under a Letter Agreement to redeem, for an aggregate price of $7,000,000, the 7,000 shares of the Company’s Series A Fixed Rate Cumulative Preferred Stock (Series A Stock) originally issued pursuant to the Treasury’s Capital Purchase Program (CPP) in 2009. The redemption of the Series A Stock resulted in an acceleration of the remaining discount booked at the time of the CPP transaction. In connection with the repurchase of the Series A Stock, the Company also repurchased the warrant (the Warrant) to purchase 79,037 shares of the Company’s common stock that was originally issued to Treasury in connection with the CPP transaction for total consideration of $185,000.
On December 31, 2013, the Company redeemed all 7,000 outstanding shares of its Series C Preferred from the Treasury, in exercise of its optional redemption rights pursuant to the terms of the Series C Preferred under the Company’s charter and the SPA. The Company paid the Treasury $7,087,500 in connection with the redemption, representing $1,000 per share of the Series C Preferred plus all accrued and unpaid dividends through the date of the redemption. The obligations of the Company under the SPA are terminated as a result of the redemption. No additional shares of Series C Preferred are outstanding.
On December 23, 2009, the Company entered into Stock Purchase Agreements with a limited number of accredited investors to sell a total of 1,264,952 shares of common stock, at $5.25 per share and 1,359 shares of nonvoting Series B Convertible Adjustable Rate Non-Cumulative Perpetual Preferred Stock (Series B Preferred Stock) at $1,000 per share, for an aggregate gross purchase price of $8,000,000, offset by issuance costs totaling $242,000.

In May 2010, the shareholders of the Company approved an amendment to the Company’s governing instruments to create a series of non-voting common stock. In June 2010, the Company exercised its option to require the exchange of the 1,359 shares of Series B Preferred Stock for 258,862 shares of non-voting common stock. In August, 2011, the Company agreed to exchange the 258,862 shares of the Company’s non-voting common stock to 258,862 shares of the Company’s voting common stock. The issuance of voting common stock was conducted in a privately negotiated transaction exempt from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended. No shares of Series B Preferred Stock or non-voting common stock remain outstanding.
On August 15, 2012, the Board of Directors of the Company approved the adoption of a program to effect repurchases of the Company’s common stock. Under the program, the Company was to repurchase up to five percent of the Company’s outstanding shares of common stock, or approximately 479,850 shares based on the shares outstanding as of August 15, 2012, for the period beginning on August 15, 2012, and ending February 15, 2013. During 2012, the Company repurchased and retired a total of 58,100 shares at an average price of $8.41 for a total cost of $488,000. The stock repurchase program was suspended after the Company entered into the Merger Agreement with Visalia Community Bank on December 19, 2012. The Company had no stock repurchase plans in place during 2013 or 2011.
As of March 31, 2014, we had a total of 290 employees and 267 full time equivalent employees, including the employees of the Bank.

THE OFFERING

Issuer	Central Valley Community Bancorp, a California corporation
Common stock offered by the selling shareholders	265,000 shares of common stock, no par value per share.
Common stock outstanding after this offering	10,926,925 shares of common stock, as of May 27, 2014
Use of proceeds	CVCY will not receive any proceeds from this offering.
New York Stock Exchange symbol	CVCY
Risk Factors
An investment in our common stock involves certain risks. You should carefully consider the risks described under "Risk Factors" of this prospectus supplement and "Item 1A. Risk Factors" of our Annual Report on Form 10- K for the year ended December 31, 2013, as well as other information included in this prospectus supplement or the accompanying prospectus or incorporated by reference into the accompanying prospectus before making a decision to purchase the common stock offered hereby. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

The number of shares of common stock that will be outstanding after this offering is based on 10,926,925 shares of our common stock outstanding as of May 27, 2014 and excludes 380,430 shares reserved for issuance under options granted pursuant to the Company’s equity compensation plans.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Worsening economic conditions could adversely affect our business.

The economic conditions in the United States in general and within California and in our operating markets may remain weak or deteriorate. Unemployment nationwide and in California has increased significantly through this economic downturn and is anticipated to remain elevated for the foreseeable future. Availability of credit and consumer spending, real estate values, and consumer confidence have all declined markedly. The volatility of the capital markets and the credit, capital and liquidity problems confronting the U.S. financial system have not been resolved despite massive government expenditures and legislative efforts to stabilize the U.S. financial system. There is no assurance that such conditions will improve or be resolved in the foreseeable future.

The Bank conducts banking operations principally in California’s Central Valley. As a result, our financial condition, results of operations and cash flows are subject to changes in the economic conditions in California’s Central Valley. Our business results are dependent in large part upon the business activity, population, income levels, deposits and real estate activity in the Central Valley, and continued adverse economic conditions could have a material adverse effect upon us. In addition, the Central Valley remains largely dependent on agriculture. A downturn in agriculture and agricultural related business could indirectly and adversely affect our results of operations and financial condition. California is experiencing a severe drought. If the drought significantly harms the business of our customers, the credit quality of the loans to those customers could decline as a specific consequence of the drought.

We can provide no assurance that economic conditions in the United States in general and in the State of California and within our operating markets will not further deteriorate or that such deterioration will not materially and adversely affect us. A further deterioration in economic conditions locally, regionally or nationally could result in a further economic downturn in the Central Valley with the following consequences, any of which could further adversely affect our business:

• loan delinquencies and defaults may increase;
• problem assets and foreclosures may increase;
• demand for our products and services may decline;
• low cost or noninterest bearing deposits may decrease;
• collateral for loans may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral as sources of repayment of existing loans;
• foreclosed assets may not be able to be sold;
• volatile securities market conditions could adversely affect valuations of investment portfolio assets; and
• reputational risk may increase due to public sentiment regarding the banking industry.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At March 31, 2014, our non-performing loans and leases were 0.97% of total loans and leases compared to 1.48% at December 31, 2013, 2.48% at December 31, 2012, and 3.38% at

December 31, 2011, and our nonperforming assets (which include foreclosed real estate) were 0.44% of total assets at March 31, 2014 compared to 0.68% and 1.09% at December 31, 2013 and 2012, respectively. The allowance for loan and lease losses as a percentage of non-performing loans and leases was 167.02% as of March 31, 2014 compared to 121.38% as of
December 31, 2013 and 104.52% at December 31, 2012. Non-performing assets adversely affect our net income in various ways. We generally do not record interest income on non-performing loans or other real estate owned, thereby adversely affecting our income and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss. An increase in the level of non-performing assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile, which could result in a request to reduce our level of non-performing assets. When we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities.

There can be no assurance that we will not experience future increases in non-performing assets or that the disposition of such non-performing assets will not adversely affect our profitability.

Tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

A tightening of the credit markets or any inability to obtain adequate funds for continued loan growth at an acceptable cost could adversely affect our asset growth and liquidity position and, therefore, our earnings capability. In addition to core deposit growth, maturity of investment securities and loan and lease payments, we also rely on alternative funding sources including unsecured borrowing lines with correspondent banks, secured borrowing lines with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco, and public time certificates of deposits. Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets. In the event such a disruption should occur, our ability to access these sources could be adversely affected, both as to price and availability, which would limit, or potentially raise the cost of, the funds available to us.

We have a concentration risk in real estate related loans.

At December 31, 2013, $383 million, or 74.70% of our total loan and lease portfolio, consisted of real estate related loans. Substantially all of our real property collateral is located in our operating markets in the Central Valley in California. The continuing trend of deteriorating economic conditions in California and in our operating markets has contributed to an overall decline in commercial and residential real estate values. A continuing substantial decline in commercial and residential real estate values in our primary market areas could occur as a result of worsening economic conditions or other events including natural disasters such as earthquakes, fires, and floods. Such a decline in values could have an adverse impact on us by limiting repayment of defaulted loans through sale of commercial and residential real estate collateral and by a likely increase in the number of defaulted loans to the extent that the financial condition of our borrowers is adversely affected by such a decline in values. The adverse effects of the foregoing matters upon our real estate portfolio could necessitate a material increase in the provision for loan and lease losses.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses that could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Significant additions to our allowance would materially decrease our net income. In addition, federal and state regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or recognize further loan charge-offs, based on judgments different than those we make. Any increase in our allowance or charge-offs as required by these regulatory agencies could have a negative effect on us.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Commercial real estate and commercial business loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial real estate and commercial business loans involve risks because the borrowers’ ability to repay the loans typically depends primarily on the successful operation of the businesses or the properties securing the loans. Most of the Bank’s commercial real estate and commercial business loans are made to small to medium sized businesses who may have a heightened vulnerability to economic conditions. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could adversely affect our results of operations.

Fluctuations in interest rates could reduce our profitability.

We realize income primarily from the difference between interest earned on loans and securities and the interest paid on deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will work against us, and our earnings may be negatively affected.

We are unable to predict fluctuations of market interest rates, which are affected by the following factors:
• inflation;
• recession;
• a rise in unemployment;
• tightening money supply;
• international disorder; and
• instability in domestic and foreign financial markets.

Our asset/liability management strategy, which is designed to address the risk from changes in market interest rates and the shape of the yield curve, may not prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition. In recent years, we have shifted our mix of assets from consisting primarily of loans to a current mix that is approximately half loans and half securities. The value of these securities is subject to interest rate risk, which we must monitor and manage successfully in order to prevent declines in value of these assets if interest rates rise in the future.

Governmental monetary policies and intervention to stabilize the U.S. financial system may affect our business and are beyond our control.

The business of banking is affected significantly by the fiscal and monetary policies of the Federal government and its agencies. Such policies are beyond our control. We are particularly affected by the policies established by the Federal Reserve Board in relation to the supply of money and credit in the United States. The instruments of monetary policy available to the Federal Reserve Board can be used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits, and this can and does have a material effect on our business. Legislation including the Emergency Economic Stabilization Act of 2008 (the EESA), signed into law by President Bush on October 3, 2008, and the American Recovery and Reinvestment Act of 2009 (the ARRA), signed into law by President Obama on February 17, 2009, each include programs that are intended to help stabilize the U.S. financial system. However, it is uncertain whether such legislation will sufficiently resolve the volatility of capital and credit markets or improve capital and liquidity problems confronting the financial system. The failure of the EESA or ARRA to mitigate or eliminate such volatility and problems affecting the financial markets and a continuation or worsening of current financial market conditions could limit our access to capital or sources of liquidity in amounts and at times necessary to conduct operations in compliance with applicable regulatory requirements.

Competition with other financial institutions could adversely affect our profitability.

We face vigorous competition from banks and other financial institutions, including savings institutions, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition. Additionally, we face competition primarily from other banks in attracting, developing and retaining qualified banking professionals.

Technology implementation problems or computer system failures could adversely affect us.

Our future growth prospects will be highly dependent on our ability to implement changes in technology that affect the delivery of banking services such as the increased demand for computer access to bank accounts and the availability to perform banking transactions electronically. Our ability to compete will depend upon our ability to continue to adapt technology on a timely and cost-effective basis to meet such demands. In addition, our business and operations could be susceptible to adverse effects from computer failures, communication and energy disruption, and activities such as fraud of unethical individuals with the technological ability to cause disruptions or failures of our data processing system.

Information security breaches or other technological difficulties could adversely affect us.

We cannot be certain that the continued implementation of safeguards will eliminate the risk of vulnerability to technological difficulties or failures or ensure the absence of a breach of information security. We will continue to rely on the services of various vendors who provide data processing and communication services to the banking industry. Nonetheless, if information security is compromised or other technology difficulties or failures occur at the Bank or with one of our vendors, information may be lost or misappropriated, services and operations may be interrupted and the Bank could be exposed to claims from its customers as a result.

Our controls over financial reporting and related governance procedures may fail or be circumvented.

Management regularly reviews and updates our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures. We maintain controls and procedures to mitigate risks such as processing system failures or errors and customer or employee fraud, and we maintain insurance coverage for certain of these risks. Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and provides only reasonable, not absolute, assurances that the objectives of the system are met. Events could occur which are not prevented or detected by our internal controls, are not insured against, or are in excess of our insurance limits. Any failure or circumvention of our controls and procedures, or failure to comply with regulations related to controls and procedures, could have an adverse effect on our business.

We may not be successful in raising additional capital needed in the future.

If additional capital is needed in the future as a result of losses, our business strategy or regulatory requirements, there is no assurance that our efforts to raise such additional capital will be successful or that shares sold in the future will be sold at prices or on terms equal to or better than the current market price. The inability to raise additional capital when needed or at prices and terms acceptable to us could adversely affect our ability to implement our business strategies.

The effects of legislation in response to current credit conditions may adversely affect us.

Legislation that has or may be passed at the Federal level and/or by the State of California in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Such legislation could also result in the imposition of limitations upon the Bank’s ability to foreclose on property or other collateral or make foreclosure less economically feasible. Such events could result in increased loan and lease losses and require a material increase in the allowance for loan and lease losses.

The effects of changes to FDIC insurance coverage limits are uncertain and increased premiums may adversely affect us.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable legal limits. All of a depositors’ accounts at an insured depository institution, including all non-interest bearing transactions accounts, will be insured by the FDIC up to the standard maximum deposit insurance amount of $250,000 for each deposit insurance ownership category.

Increases in FDIC insurance premiums will add to our cost of operations and could have a significant impact on the Bank. Depending on any future losses that the FDIC insurance fund may suffer due to failed institutions, there can be no assurance that there will not be additional significant premium increases in order to replenish the fund.

On February 7, 2011, the FDIC Board of Directors adopted the final rule, which redefined the deposit insurance assessment base as required by the Consumer Protection Act (Dodd-Frank), and makes changes to assessment rates, implements Dodd-Frank’s Deposit Insurance Fund (DIF) dividend provisions, and revises the risk based assessment system for all large institutions. The final rule redefined the deposit insurance assessment base as average consolidated total assets minus average tangible equity, defined as Tier 1 capital. The final rule adopted a new assessment rate schedule effective April 1, 2011, and in lieu of dividends, other rate schedules when the reserve ratio reaches certain levels and was paid at the end of September 2011. The rule lowers overall assessment rates in order to generate the same approximate amount of revenue under the new larger base as was raised under the old base. The assessment rate in total is between 2.5 and 9 basis points on the broader base for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category.

In the future we may be required to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio contains whole loan private mortgage-backed securities and currently includes securities with unrecognized losses and securities that have been downgraded to below investment grade by national rating agencies. We may continue to observe declines in the fair market value of these securities. We evaluate the securities portfolio for any other-than-temporary impairment each reporting period, as required by generally accepted accounting principles, and for the year ended December 31, 2013, we recorded $17,000 in other-than-temporary impairment. There can be no assurance, however, that future evaluations of the securities portfolio will not require us to recognize further impairment charges with respect to these and other holdings. In addition, as a condition to membership in the Federal Home Loan Bank of San Francisco (the FHLB), we are required to purchase and hold a certain amount of FHLB stock. Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. At March 31, 2014 and December 31, 2013, we held stock in the FHLB totaling $4,499,000. The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards. To date, the FHLB has not discontinued the distribution of dividends on its shares. However, there can be no assurance the FHLB's dividend paying practices will continue. We have not previously recognized an impairment charge related to our FHLB stock holdings. There can be no assurance, however, that future negative changes to the financial condition of the FHLB may not require us to recognize an impairment charge with respect to such holdings.

If the goodwill we have recorded in connection with our acquisitions becomes impaired, it could have an adverse impact on our earnings and capital.

At December 31, 2013, we had approximately $29,917,000 of goodwill on our balance sheet attributable to our acquisitions of the Bank of Madera County in January 2005, Service 1st Bancorp in November 2008, and Visalia Community Bank in July 2013. In accordance with generally accepted accounting principles, our goodwill is not amortized but rather evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of the common stock of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. There can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material.

We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further capital actions. Such actions could include, among other things, the issuance of additional shares of common stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the Federal bank regulatory agencies as well as other regulatory targets. The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities including, without limitation, securities issued upon exercise of outstanding stock options under our stock option plans, could be substantially dilutive to shareholders of our common stock. With the exception of one major shareholder, holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. The market price of our common stock could decline as a result of sales of shares of our common stock or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility, which, in recent quarters, has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices for certain issuers without regard to those issuers’ underlying financial strength. As a result, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. This may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive. The low trading volume in our common shares on the NASDAQ Capital Market means that our shares may have less liquidity than other publicly traded companies. We cannot ensure that the volume of trading in our common shares will be maintained or will increase in the future.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time and which may be beyond our control, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales or offerings of our equity or equity related securities, and other factors identified in this discussion of Risk Factors and in the discussion under the caption “Special Note on Forward-Looking Statements.” These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

Among the factors that could affect our stock price are:
• actual or anticipated quarterly fluctuations in our operating results and financial condition;

• changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;
• failure to meet analysts’ revenue or earnings estimates;
• speculation in the press or investment community generally or relating to our reputation, our market area, our competitors or the financial services industry in general;
• strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
• actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;
• fluctuations in the stock price and operating results of our competitors;
• future sales of our equity, equity-related or debt securities;
• changes in the frequency or amount of dividends or share repurchases;
• proposed or adopted regulatory changes or developments;
• anticipated or pending investigations, proceedings, or litigation that involves or affects us;
• trading activities in our common stock, including short-selling;
• domestic and international economic factors unrelated to our performance; and
• general market conditions and, in particular, developments related to market conditions for the financial services industry.

A significant decline in our stock price could result in substantial losses for individual shareholders.

We may not be able to maintain our historical growth rate which may adversely impact our results of operations and financial condition.

We have initiated internal asset growth programs, completed various acquisitions and opened additional offices in the past few years. We may not be able to sustain our historical rate of asset growth or may not even be able to grow at all. We may not be able to obtain the financing necessary to fund additional asset growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices. Further, our inability to attract and retain experienced bankers may adversely affect our internal asset growth. A significant decrease in our historical rate of asset growth may adversely impact our results of operations and financial condition.

We may be unable to complete future acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

Our growth strategy includes our desire to acquire other financial institutions. We may not be able to complete any future acquisitions and, for completed acquisitions, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire. We may not realize expected cost savings or make revenue enhancements. Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on us.

We are experiencing an influx of locally based competition that could affect near term results.

Recently, several new banks have opened in our service areas. We are seeing price competition from these new banks, as they work to establish their markets. The existence of competitors, large and small, is a normal and expected part of our operations, but in responding to the particular short-term impact on business of new entrants to the marketplace, we could see a negative impact on revenue and income. Moreover, these near term impacts could be accentuated by the seasonal impact on revenue and income generated by the borrowing and deposit habits of the agricultural community that comprises a significant component of our customer base.

Risks Related to Our Common Stock

If our public guidance or our future operating performance does not meet investor expectations, our stock price could decline.

We provide guidance to the investing community regarding our anticipated future operating performance. As discussed in the foregoing risk factors and the uncertainty as a result of the general economic situation, it is difficult for us to estimate with accuracy our future results. Our expectations regarding these results will be subject to numerous risks and uncertainties that could make actual results differ materially from those anticipated. If our actual results do not meet our public guidance or our guidance or actual results do not meet the expectations of third-party financial analysts, our stock price could decline significantly.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, for example, liquidation of shares held by our principal shareholders, including shares issued upon the exercise of outstanding options, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

Our officers, directors, and principal shareholders each holding more than 5% of our common stock collectively control approximately 39.36% of our outstanding common stock. As a result, these shareholders, if they act together, will be able to significantly influence the management and affairs of our company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other shareholders.

USE OF PROCEEDS
The selling shareholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. The selling shareholders are not paying underwriting discounts or commissions, so the proceeds to them, before expenses, from the sale of the shares of common stock offered hereby will be approximately $2,994,500. We will not receive any proceeds from this offering.

SELLING SHAREHOLDERS
As of May 27, 2014, we had 10,926,925 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership by the selling shareholders of our common stock.
Except as indicated in footnotes to this table, we believe that the selling shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such selling shareholders.

	Shares Beneficially Owned Before Offering (1)			Shares Beneficially Owned After Offering (2)
Name of selling shareholders	Number	Percentage (%) (3)	Shares Offered Hereby (2)	Number	Percentage (%) (3)
Patriot Financial Partners, L.P.	886,042	8.11%	225,965	660,077	6.04%
Patriot Financial Partners Parallel, L.P.	153,020	1.40%	39,035	113,985	1.04%
TOTAL	1,039,062	9.51%	265,000	774,062	7.08%

(1) Information on beneficial shareholdings is derived from Company records and Schedule 13-G and 13-D filings by the selling shareholders, as of May 27, 2014. The number of shares beneficially owned before offering for Patriot Financial Partners, L.P. includes 753,785 shares originally registered for resale under Registration Statement 333-165907, plus an additional 220,766 shares acquired in 2011 upon conversion of the Company’s non-voting common stock, less 88,509 shares sold in 2014 without registration pursuant to Rule 144. The number of shares beneficially owned before offering for Patriot Financial Partners Parallel, L.P. includes 153,020 shares originally registered for resale under Registration Statement 333-165907, plus an additional 38,096 shares acquired in 2011 upon conversion of the Company’s non-voting common stock, less 15,291 shares sold in 2014 without registration pursuant to Rule 144. Following completion of this offering, Patriot Financial Partners, L.P. will have a total of 439,311 shares registered for resale under Registration Statement 333-165907, and Patriot Financial Partners Parallel, L.P. will have a total of 75,889 shares registered for resale under Registration Statement 333-165907.
(2) Reflects only the 265,000 shares being sold pursuant to this prospectus supplement.
(3) Percentage is based on the number of shares of Company common stock outstanding as of May 27, 2014 (10,926,925 shares).

PLAN OF DISTRIBUTION

The selling shareholders have agreed to sell to various purchasers an aggregate of 265,000 shares of our common stock at a price of $11.30 per share. The selling shareholders engaged a selling agent to assist in identifying the purchasers and the selling shareholders will pay a customary brokerage commission of $0.05 per share to such agent for this transaction. No underwriters were engaged by us or the selling shareholders for this transaction.

We estimate that the total expenses for this offering, including brokerage commissions will be approximately $13,250, and will be paid by the selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.cvcb.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.

INCORPORATION BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this supplement and accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):
• Our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 21, 2014;
• Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the Commission on May 13, 2014;
• Our definitive proxy statement filed with the Commission on April 11, 2014;
• Our current reports on Form 8-K, filed with the Commission on January 29, 2014 (2 reports), February 5, 2014, February 20, 2014, April 17, 2014, May 22, 2014 (2 reports), and May 27, 2014;
• The description of our common stock in our registration statement on Form S-8 filed with the Commission on November 20, 2000;
• All future filings that we make with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-3 of which this prospectus supplement and accompanying prospectus is a part and prior to the termination or completion of any offer of securities under such prospectus and all applicable prospectus supplements (except, in each case, for information contained in any such filing that is furnished and not “filed” under the Exchange Act), which filings will be deemed to be incorporated by reference in such prospectus, as supplemented by the applicable prospectus supplement, and to be a part hereof from the dates of such filings.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
Attn: Cathy Ponte
You should rely only on the information provided in and incorporated by reference into the prospectus or this prospectus supplement. We have not authorized any else to provide you with different information. You should not assume that the information in any prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

As filed with the Securities and Exchange Commission on April 5, 2010
Registration No. 333-165907

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933
CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	77-0539125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel J. Doyle
President and Chief Executive Officer
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Bruce F. Dravis, Esq.
James K. Dyer, Jr., Esq.
Downey Brand LLP
621 Capitol Mall, 18th Floor
Sacramento, California 95814
Tel: (916) 520-5280
Fax: (916) 520-5680

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,264,952	$5.50	$6,957,236	$496.05
(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)
In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of our common stock is estimated solely for the purpose of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our common stock reported by The NASDAQ Capital Market on March 31, 2010, which was $5.50.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated April 5, 2010

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

1,264,952 Shares

Central Valley Community Bancorp
Common Stock

This prospectus relates to the offer and sale of up to 1,264,952 shares of our common stock under this prospectus by the selling shareholders identified in the “Selling Shareholders” section of this prospectus or their transferees, pledgees, donees or successors in interest, which offer and sale is not being underwritten. We issued

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these shares of our common stock to the selling shareholders in connection with a private placement of our securities on December 23, 2009.

The Selling Shareholders or their pledgees, donees, transferees or other successors in interest may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell shares of common stock in the section titled “Plan of Distribution” on page 13. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling shareholders. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CVCY.” The last reported sale price for our common stock on March 31, 2010 was $5.50 per share.

Investment in our common stock involves a high degree of risk. We urge you to carefully consider the risks that we have described in this prospectus under the caption “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2010.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with additional or different information or make any other representations. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our common stock.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus or incorporated into this prospectus by reference. While we have included what we believe to be the most important information about the Company and this offering, the following summary does not contain all of the information that you will need to consider in making your investment decision. You should read this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” beginning on page 3, and the information to which we refer you and the information incorporated into this prospectus by reference. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to Central Valley Community Bancorp.  References to “selling shareholders” refer to the shareholders listed herein under the heading “Selling Shareholders” on page 23, who may sell shares from time to time as described in this prospectus.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the Commission, to register 1,264,952 shares of our common stock, or the Shares. The Shares were issued to shareholders in connection with a private placement of our securities on December 23, 2009, as described in the Current Report on Form 8-K filed by us with the Commission on December 24, 2009. The Shares are being registered for resale or other disposition by the selling shareholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

About Central Valley Community Bancorp

Central Valley Community Bancorp (the Company) was incorporated on February 7, 2000 as a California corporation, for the purpose of becoming the holding company for Central Valley Community Bank (the Bank), formerly known as Clovis Community Bank, a California state chartered bank, through a corporate reorganization.  In the reorganization, the Bank became the wholly-owned subsidiary of the Company, and the shareholders of the Bank became the shareholders of the Company.  The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System.

At December 31, 2009, we had one banking subsidiary, the Bank.  Our principal business is to provide, through our banking subsidiary, financial services in our primary market area in California.  We serve Fresno County, Madera County, Sacramento County, San Joaquin County, Merced County, and Stanislaus County and their surrounding areas through the Bank.  We do not currently conduct any operations other than through the Bank.  Unless the context otherwise requires, references to us refer to the Company and the Bank on a consolidated basis.  At December 31, 2009, we had consolidated total assets of approximately $765,488,000.

The Company’s authorized share capital consists of 80,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, 7,000 shares of which are designated Series A Fixed Rate Cumulative Perpetual Preferred Stock (the Series A Preferred Stock), and 1,359 shares of which are designated Series B Convertible Adjustable Rate Non-Cumulative Perpetual Preferred Stock (Series B Preferred Stock).   As of April 5, 2010, there were 9,079,754 shares of the common stock outstanding.

On January 30, 2009, the Company entered into a Letter Agreement (the Purchase Agreement) with the United States Department of the Treasury (the Treasury), pursuant to which the Company issued and sold (i) 7,000 shares of the Company’s Series A Preferred Stock and (ii) a warrant (the Warrant) to purchase 158,133 shares of the Company’s common stock, no par value, (the Common Stock) for an aggregate purchase price of $7,000,000 in cash.  On January 19, 2010, the Company received confirmation from the Treasury of the reduction in the number of shares of Common Stock issuable upon the exercise of a Warrant issued to the Treasury.  After the adjustment, the number of shares of Common Stock issuable pursuant to the Treasury’s exercise of the Warrant was reduced to 79,067 shares of Common Stock.

On December 23, 2009, the Company entered into Stock Purchase Agreements with a limited number of accredited investors to sell a total of 1,264,952 shares of common stock, without par value at $5.25 per share, and 1,359 shares of non-voting Series B Preferred Stock at $1,000 per share, for an aggregate gross purchase price of $8,000,000.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

ITEM 1A -             RISK FACTORS

Worsening economic conditions could adversely affect our business.

The economic conditions in the United States in general and within California and in our operating markets may continue to deteriorate.  Unemployment nationwide and in California has increased significantly through this economic downturn and is anticipated to increase or remain elevated for the foreseeable future.  Availability of credit and consumer spending, real estate values, and consumer confidence have all declined markedly.  The volatility of the capital markets and the credit, capital and liquidity problems confronting the U.S. financial system have not been resolved despite massive government expenditures and legislative efforts to stabilize the U.S. financial system.  There is no assurance that such conditions will improve or be resolved in the foreseeable future.

The Bank conducts banking operations principally in California’s Central Valley.  As a result, our financial condition, results of operations and cash flows are subject to changes in the economic conditions in California’s Central Valley.  Our business results are dependent in large part upon the business activity, population, income levels, deposits and real estate activity in the Central Valley, and continued adverse economic conditions could have a material adverse effect upon us.  In addition, the Central Valley remains largely dependent on agriculture.  A downturn in agriculture and agricultural related business could indirectly and adversely affect our results of operations and financial condition.

We can provide no assurance that economic conditions in the United States in general and in the State of California and within our operating markets will not further deteriorate or that such deterioration will not materially and adversely affect us.  A further deterioration in economic conditions locally, regionally or nationally could result in a further economic downturn in the Central Valley with the following consequences, any of which could further adversely affect our business:

·                  loan delinquencies and defaults may increase;
·                  problem assets and foreclosures may increase;
·                  demand for our products and services may decline;
·                  low cost or noninterest bearing deposits may decrease;
·                  collateral for loans may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral as sources of repayment of existing loans;
·                  foreclosed assets may not be able to be sold;
·                  volatile securities market conditions could adversely affect valuations of investment portfolio assets; and
·                  reputational risk may increase due to public sentiment regarding the banking industry.

Non-performing assets take significant time to resolve and adversely affect our results of operations and financial condition.

At December 31, 2009, our non-performing loans and leases were 4.13% of total loans and leases compared to 3.25% at December 31, 2008, and at December 31, 2009, our non-performing assets (which include foreclosed real estate) were 2.86% of total assets compared to 2.09% at December 31, 2008.  The allowance for loan and lease losses as a percentage of non-performing loans and leases was 53.8% as of December 31, 2009 compared to 45.9% at December 31, 2008.  Non-performing assets adversely affect our net income in various ways.  Until economic and market conditions improve, we expect to be exposed to losses relating to an increase in non-performing assets.  We generally do not record interest income on non-performing loans or other real estate owned, thereby adversely affecting our income and increasing our loan administration costs.  When we take collateral in foreclosures and similar proceedings, we are required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss.  An increase in the level of non-performing assets increases our risk profile and may impact the capital levels our regulators believe are appropriate in light of the ensuing risk profile, which could result in a request to reduce our level of non-performing assets.  When we reduce problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition.  In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities.  There can be no assurance that we will not experience future increases in non-performing assets or that the disposition of such non-performing assets will not adversely affect our profitability.

Tightening of credit markets and liquidity risk could adversely affect our business, financial condition and results of operations.

A tightening of the credit markets or any inability to obtain adequate funds for continued loan growth at an acceptable cost could adversely affect our asset growth and liquidity position and, therefore, our earnings capability.  In addition to core deposit growth, maturity of investment securities and loan and lease payments, we also rely on alternative funding sources including unsecured borrowing lines with correspondent banks, secured borrowing lines with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco, and public time certificates of deposits.  Our ability to access these sources could be impaired by deterioration in our financial condition as well as factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations for the financial services industry or serious dislocation in the general credit markets.  In the event such a disruption should occur, our ability to access these sources could be adversely affected, both as to price and availability, which would limit, or potentially raise the cost of, the funds available to us.

We have a concentration risk in real estate related loans.

At December 31, 2009, $299.0 million, or 65.1% of our total loan and lease portfolio, consisted of real estate related loans.  Substantially all of our real property collateral is located in our operating markets in the Central Valley in California.  The continuing trend of deteriorating economic conditions in California and in our operating markets has contributed to an overall decline in commercial and residential real estate values.  A continuing substantial decline in commercial and residential real estate values in our primary market areas could occur as a result of worsening economic conditions or other events including natural disasters such as earthquakes, fires, and floods.  Such a decline in values could have an adverse impact on us by limiting repayment of defaulted loans through sale of commercial and residential real estate collateral and by a likely increase in the number of defaulted loans to the extent that the financial condition of our borrowers is adversely affected by such a decline in values.

The adverse effects of the foregoing matters upon our real estate portfolio could necessitate a material increase in the provision for loan and lease losses.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment.  We may experience significant credit losses that could have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the size of the allowance, we rely on our experience and our evaluation of economic conditions.  If our assumptions prove to be incorrect, our current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio.  Significant additions to our allowance would materially decrease our net income.

In addition, federal and state regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or recognize further loan charge-offs, based on judgments different than those we make.  Any increase in our allowance or charge-offs as required by these regulatory agencies could have a negative effect on us.

Our focus on lending to small to mid-sized community-based businesses may increase our credit risk.

Commercial real estate and commercial business loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers.  Commercial real estate and commercial business loans involve risks because the borrowers’ ability to repay the loans typically depends primarily on the successful operation of the businesses or the properties securing the loans.  Most of the Bank’s commercial real estate and commercial business loans are made to small to medium sized businesses who may have a heightened vulnerability to economic conditions.  Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle.  Furthermore, the deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could adversely affect our results of operations.

Fluctuations in interest rates could reduce our profitability.

We realize income primarily from the difference between interest earned on loans and securities and the interest paid on deposits and borrowings.  We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will work against us, and our earnings may be negatively affected.

We are unable to predict fluctuations of market interest rates, which are affected by the following factors:

·                  inflation;
·                  recession;
·                  a rise in unemployment;

·                  tightening money supply;
·                  international disorder; and
·                  instability in domestic and foreign financial markets.

Our asset/liability management strategy, which is designed to address the risk from changes in market interest rates and the shape of the yield curve, may not prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Governmental monetary policies and intervention to stabilize the U.S. financial system may affect our business and are beyond our control.

The business of banking is affected significantly by the fiscal and monetary policies of the Federal government and its agencies. Such policies are beyond our control. We are particularly affected by the policies established by the Federal Reserve Board in relation to the supply of money and credit in the United States. The instruments of monetary policy available to the Federal Reserve Board can be used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits, and this can and does have a material effect on our business.

Recent legislation including the Emergency Economic Stabilization Act of 2008 (the “EESA”), signed into law by President Bush on October 3, 2008, and the American Recovery and Reinvestment Act of 2009 (the “ARRA”), signed into law by President Obama on February 17, 2009, each include programs that are intended to help stabilize the U.S. financial system. However, it is uncertain whether such legislation will sufficiently resolve the volatility of capital and credit markets or improve capital and liquidity problems confronting the financial system.  The failure of the EESA or ARRA to mitigate or eliminate such volatility and problems affecting the financial markets and a continuation or worsening of current financial market conditions could limit our access to capital or sources of liquidity in amounts and at times necessary to conduct operations in compliance with applicable regulatory requirements.

Competition with other financial institutions could adversely affect our profitability.

We face vigorous competition from banks and other financial institutions, including savings institutions, finance companies and credit unions.  A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services.  To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies.  This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our results of operations and financial condition.  Additionally, we face competition primarily from other banks in attracting, developing and retaining qualified banking professionals.

Technology implementation problems or computer system failures could adversely affect us.

Our future growth prospects will be highly dependent on our ability to implement changes in technology that affect the delivery of banking services such as the increased demand for computer access to bank accounts and the availability to perform banking transactions electronically.  Our ability to compete will depend upon our ability to continue to adapt technology on a timely and cost-effective basis to meet such demands.  In addition, our business and operations could be susceptible to adverse effects from computer failures, communication and energy disruption, and activities such as fraud of unethical individuals with the technological ability to cause disruptions or failures of our data processing system.

Information security breaches or other technological difficulties could adversely affect us.

We cannot be certain that the continued implementation of safeguards will eliminate the risk of vulnerability to technological difficulties or failures or ensure the absence of a breach of information security.  We will continue to rely on the services of various vendors who provide data processing and communication services to the banking industry.  Nonetheless, if information security is compromised or other technology difficulties or failures occur at the Bank or with one of our vendors, information may be lost or misappropriated, services and operations may be interrupted and the Bank could be exposed to claims from its customers as a result.

Our controls over financial reporting and related governance procedures may fail or be circumvented.

Management regularly reviews and updates our internal control over financial reporting, disclosure controls and procedures, and corporate governance policies and procedures.  We maintain controls and procedures to mitigate risks such as processing system failures or errors and customer or employee fraud, and we maintain insurance coverage for certain of these risks.  Any system of controls and procedures, however well designed and operated, is based in part on certain assumptions and provides only reasonable, not absolute, assurances that the objectives of the system are met.  Events could occur which are not prevented or detected by our internal controls, are not insured against, or are in excess of our insurance limits.  Any failure or circumvention of our controls and procedures, or failure to comply with regulations related to controls and procedures, could have an adverse effect on our business.

We may not be successful in raising additional capital needed in the future.

If additional capital is needed in the future as a result of losses, our business strategy or regulatory requirements, there is no assurance that our efforts to raise such additional capital will be successful or that shares sold in the future will be sold at prices or on terms equal to or better than the current market price.  The inability to raise additional capital when needed or at prices and terms acceptable to us could adversely affect our ability to implement our business strategies.

The effects of legislation in response to current credit conditions may adversely affect us.

Legislation that has or may be passed at the Federal level and/or by the State of California in response to current conditions affecting credit markets could cause us to experience higher credit losses if such legislation reduces the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts.  Such legislation could also result in the imposition of limitations upon the Bank’s ability to foreclose on property or other collateral or make foreclosure less economically feasible.  Such events could result in increased loan and lease losses and require a material increase in the allowance for loan and lease losses.

The effects of changes to FDIC insurance coverage limits are uncertain and increased premiums may adversely affect us.

The Emergency Economic Stabilization Act of 2008 included a provision for an increase in the amount of deposits insured by the FDIC to $250,000.  On October 14, 2008, the FDIC announced the Temporary Liquidity Guarantee Program, which includes the Transaction Account Guarantee Program (the “TAGP”).  The TAGP provides unlimited deposit insurance on funds in noninterest bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000.  All eligible institutions were covered under the TAGP for the first 30 days without incurring any costs.  After the initial period, participating institutions were assessed a 10 basis point surcharge on the additional insured deposits through the scheduled end of the program on December 31, 2009.  The Bank opted to participate in the TAGP.  The FDIC extended the TAGP to June 30, 2010 and increased the annual assessment from 10 to 25 basis points for banks that do not opt-out of the TAGP.  Participating banks had until November 2, 2009 to opt-out by in order to terminate coverage effective January 1, 2010.  The Bank did not opt out of the TAGP and as a result, increased premiums will impact our earnings.

It is not clear how depositors will respond regarding the increase in insurance coverage.  Despite the increase, some depositors may reduce the amount of deposits held at the Bank if concerns regarding bank failures persist, which could affect the level and composition of the Bank’s deposit portfolio and thereby directly impact the Bank’s funding costs and net interest margin.  The Bank’s funding costs may also be adversely affected in the event that the activities of the Federal Reserve Board and the U.S. Treasury, intended to provide liquidity for the banking system and improvement in capital markets, are curtailed or unsuccessful.  Such events could reduce liquidity in the markets, thereby increasing funding costs to the Bank or reducing the availability of funds to the Bank to finance its existing operations and thereby adversely affecting our results of operations.

In addition, the FDIC adopted a final rule revising its risk-based assessment system, effective April 1, 2009.  The changes to the assessment system involve adjustments to the risk-based calculation of an institution’s unsecured debt, secured liabilities and brokered deposits.  The revisions effectively result in a range of possible assessments under the risk-based system of 7 to 77.5 basis points.  The increase in FDIC insurance premiums will add to our cost of operations and could have a significant impact on us.  Depending on any future losses that the FDIC insurance fund may suffer due to failed institutions, there can be no assurance that there will not be additional significant premium increases in order to replenish the fund.  The FDIC also imposed a special assessment of 5 basis points on all insured institutions.  This emergency assessment was calculated based on the insured institution’s assets at June 30, 2009 and paid on September 30, 2009.  Based on our June 30, 2009 assets subject to the FDIC assessment, the Company was assessed approximately $343,000 for the special assessment.  In addition, on November 12, 2009, the FDIC announced a final rule to require most banks to prepay their estimated quarterly risk-based assessments for 2010, 2011 and 2012.  This prepaid amount for the Company was $3,723,000.  In addition, the rule also includes an increase of 3 basis points in the deposit assessment base rate, beginning January 1, 2011.  The prepayments result in a nominal decrease in earnings and liquidity.

In the future we may be required to recognize impairment with respect to investment securities, including the FHLB stock we hold.

Our securities portfolio contains whole loan private mortgage-backed securities and currently includes securities with unrecognized losses and securities that have been downgraded to below investment grade by national rating agencies.  We may continue to observe declines in the fair market value of these securities.  We evaluate the securities portfolio for any other-than-temporary impairment each reporting period, as required by generally accepted accounting principles, and as of December 31, 2009, we recorded an other-than-temporary impairment of

$300,000. There can be no assurance, however, that future evaluations of the securities portfolio will not require us to recognize further impairment charges with respect to these and other holdings.

In addition, as a condition to membership in the Federal Home Loan Bank of San Francisco (the “FHLB”), we are required to purchase and hold a certain amount of FHLB stock.  Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB. At December 31, 2009, we held stock in the FHLB totaling $3,140,000.  The FHLB stock held by us is carried at cost and is subject to recoverability testing under applicable accounting standards.  To date, the FHLB has not discontinued the distribution of dividends on its shares.  However, there can be no assurance the FHLB’s dividend paying practices will continue.  As of December 31, 2009, we did not recognize an impairment charge related to our FHLB stock holdings.  There can be no assurance, however, that future negative changes to the financial condition of the FHLB may not require us to recognize an impairment charge with respect to such holdings.

If the goodwill we have recorded in connection with our acquisitions becomes impaired, it could have an adverse impact on our earnings and capital.

At December 31, 2009, we had approximately $23,577,000 of goodwill on our balance sheet attributable to our acquisitions of the Bank of Madera County in January 2005 and Service 1st Bancorp in November 2008.  In accordance with generally accepted accounting principles, our goodwill is not amortized but rather evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists.  Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of the common stock of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions.  There can be no assurance that future evaluations of goodwill will not result in findings of impairment and write-downs, which could be material.

We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further capital actions.  Such actions could include, among other things, the issuance of additional shares of common stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the Federal bank regulatory agencies as well as other regulatory targets.

The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities including, without limitation, securities issued upon exercise of outstanding stock options under our stock option plans, could be substantially dilutive to shareholders of our common stock.  With the exception of one major shareholder, holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.  The market price of our common stock could decline as a result of sales of shares of our common stock or the perception that such sales could occur.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility, which, in recent quarters, has reached unprecedented levels.  In some cases, the markets have produced downward pressure on stock prices for certain issuers without regard to those issuers’ underlying financial strength.  As a result, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur.  This may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.  The low trading volume in our common shares on the NASDAQ Capital Market means that our shares may have less liquidity than other publicly traded companies.  We cannot ensure that the volume of trading in our common shares will be maintained or will increase in the future.

The trading price of the shares of our common stock will depend on many factors, which may change from time to time and which may be beyond our control, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales or offerings of our equity or equity related securities, and other factors identified above in the forward-looking statement discussion under the section titled “Cautionary Statements Regarding Forward-Looking Statements” and below.  These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

·                  actual or anticipated quarterly fluctuations in our operating results and financial condition;
·                  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;
·                  failure to meet analysts’ revenue or earnings estimates;
·                  speculation in the press or investment community generally or relating to our reputation, our market area, our competitors or the financial services industry in general;
·                  strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
·                  actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;
·                  fluctuations in the stock price and operating results of our competitors;
·                  future sales of our equity, equity-related or debt securities;
·                  changes in the frequency or amount of dividends or share repurchases;
·                  proposed or adopted regulatory changes or developments;
·                  anticipated or pending investigations, proceedings, or litigation that involves or affects us;
·                  trading activities in our common stock, including short-selling;
·                  domestic and international economic factors unrelated to our performance; and
·                  general market conditions and, in particular, developments related to market conditions for the financial services industry.

A significant decline in our stock price could result in substantial losses for individual shareholders.

We may not be able to maintain our historical asset growth rate which may adversely impact our results of operations and financial condition.

We have initiated internal asset growth programs, completed various acquisitions and opened additional offices in the past few years.  We may not be able to sustain our historical rate of asset growth or may not even be able to grow at all.  We may not be able to obtain the financing necessary to fund additional asset growth and may not be able to find suitable candidates for acquisition.  Various factors, such as economic conditions and competition, may impede or prohibit the opening of new branch offices.  Further, our inability to attract and retain experienced bankers may adversely affect our internal asset growth.  A significant decrease in our historical rate of asset growth may adversely impact our results of operations and financial condition.

We may be unable to complete future acquisitions, and once complete, may not be able to integrate our acquisitions successfully.

Our growth strategy includes our desire to acquire other financial institutions.  We may not be able to complete any future acquisitions and, for completed acquisitions, we may not be able to successfully integrate the operations, management, products and services of the entities we acquire.  We may not realize expected cost savings or make revenue enhancements.  Following each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities.  In particular, we may be required to install and standardize adequate operational and control systems, deploy or modify equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel.  Our failure to successfully integrate the entities we acquire into our existing operations may adversely affect our financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities.  Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our operations.  Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations.  Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties.  The exercise of this regulatory discretion and power may have a negative impact on us.

We are experiencing an influx of locally based competition that could affect near term results.

Recently, several new banks have opened in our service areas.  We are seeing price competition from these new banks, as they work to establish their markets.  The existence of competitors, large and small, is a normal and expected part of our operations, but in responding to the particular short-term impact on business of new entrants to the marketplace, we could see a negative impact on revenue and income.  Moreover, these near term impacts could be accentuated by the seasonal impact on revenue and income generated by the borrowing and deposit habits of the agricultural community that comprises a significant component of our customer base.

Because of our participation in the Troubled Asset Relief Program (‘‘TARP’’), we are subject to several restrictions, including restrictions on compensation paid to our executives.

Certain standards for executive compensation and corporate governance apply to us for the period during which the U.S. Treasury holds an equity position in us.  These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers.  The standards include, among other things, ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; prohibition on making golden parachute payments to senior executives; and agreement not to deduct for tax purposes, executive compensation in excess of $500,000 for each senior executive.  In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods.  Pursuant to the ARRA, further compensation restrictions, including significant limitations on incentive compensation, have been imposed on our senior executive officers and most highly compensated employees. Such restrictions and any future restrictions on executive compensation, which may be adopted, could adversely affect our ability to hire and retain senior executive officers.

The terms of our outstanding Series A preferred stock limit our ability to pay dividends on and repurchase our common stock.

The Purchase Agreement between us and the U.S. Treasury provides that before the earlier of January 30, 2012 and the date on which all of the shares of the preferred stock have been redeemed by us or transferred by the U.S. Treasury to third parties, we may not, without consent of the U.S. Treasury, increase the annual cash dividend on our common stock above $0.10 per share, the amount of the last annual cash dividend per share declared prior to October 14, 2008, or subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the preferred stock.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the preferred stock.  These restrictions, together with the potentially dilutive impact of the warrant issued to the U.S. Treasury, could have a negative effect on the value of our common stock.

Our outstanding preferred stock decreases net income available to our common shareholders and earnings per common share, and the warrant issued to the U.S. Treasury may be dilutive to holders of our common stock.

The dividends declared and the accretion on our outstanding preferred stock will reduce the net income available to common shareholders and our earnings per common share.  The preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding-up.  Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant issued to the U.S. Treasury is exercised.  The shares of common stock underlying the warrant represent approximately 0.88% of the shares of our common stock outstanding as of December 31, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although the U.S. Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

The terms of our outstanding Series B preferred stock limit our ability to pay dividends on our common stock , make liquidating distributions to holders of our common stock and take certain actions without the approval of the outstanding Series B preferred stock.

The Company’s Certificate of Determination of Series B Adjustable Rate Non-Cumulative Perpetual Preferred Stock (the “Certificate of Determination”), provides that the holders of the Series B preferred stock shall be entitled to receive liquidating distributions in an amount equal to $1,000 per share, plus any authorized and declared, but unpaid, dividends, before any distribution of assets is made to the holders of our common stock.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series B preferred stock for the most recent dividend payment date.  The Certificate of Determination also prevents the Company from creating any shares or class of capital stock ranking senior to the Series B preferred stock, amending the Certificate of Determination to materially and adversely affect the rights of the Series B preferred stock, or to consummate certain share exchanges, reclassifications, mergers or consolidations, without the vote or consent of the outstanding Series B preferred stock.  These restrictions could have a negative effect on the value of our common stock.

Risks Related to Our Common Stock

If our future operating performance does not meet investor expectations, our stock price could decline.

As discussed in the foregoing risk factors and the uncertainty as a result of the general economic situation, it is difficult for us to estimate with accuracy our future results. Our expectations regarding these results will be subject to numerous risks and uncertainties that could make actual results differ materially from those anticipated. If our actual results do not meet our public guidance or our guidance or actual results do not meet the expectations of third-party financial analysts, our stock price could decline significantly.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, for example, liquidation of shares held by our principal shareholders, including shares issued upon the exercise of outstanding options, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

Our officers, directors and principal shareholders each holding more than 5% of our common stock collectively control approximately 26.13% of our outstanding common stock. As a result, these shareholders, if they act together, will be able to significantly influence the management and affairs of our company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other shareholders.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our securities. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. It is our intent that such statements be protected by the safe harbor created thereby.

The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. Except as may be required by applicable law, we undertake no obligation and do not intend to update forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of Shares offered by this prospectus. See “Selling Shareholders” and “Plan of Distribution” described below.

SELLING SHAREHOLDERS

The 1,264,952 shares of common stock covered by this prospectus were acquired by the selling shareholders from us in connection with a private placement of our securities on December 23, 2009.  We agreed to file a registration statement with the Commission covering the resale of the shares issued in the transaction.

The following table provides information regarding the selling shareholders and the number of Shares each selling shareholder is offering under this prospectus. We have prepared this table based on information furnished to us by or on behalf of the selling shareholders. Under the rules of the Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling shareholder the right to acquire common stock within 60 days of April 5, 2010. Unless otherwise indicated in the footnotes below, we believe that the selling shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 9,079,754 shares of our common stock issued and outstanding as of April 5, 2010. Since the date on which they provided us with the information below, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The Shares may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all Shares offered by each of the selling shareholders. The selling shareholders may sell less than all of the Shares listed in the table. In addition, the Shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of Shares the selling shareholders will sell under this prospectus.

The selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

	Shares Beneficially Owned Before Offering		Shares	Shares Beneficially Owned After Offering
Name of selling shareholders	Number (1)	Percentage (%)	Offered Hereby	Number (2)		Percentage (%) (3)
Patriot Financial Partners, L.P.	753,785	8.30%	753,785	n/a		—%
Patriot Financial Partners Parallel, L.P.	130,215	1.43%	130,215	n/a		—%
BANC FUND VI L.P.	120,701	1.33%	52,571	68,130	(4)	0.75%
BANC FUND VII L.P.	146,592	1.61%	63,810	82,782	(4)	0.91%
BANC FUND VIII L.P.	74,095	0.82%	74,095	n/a		—%
Ithan Creek Master Investors (Cayman) L.P.(5)	160,876	1.77%	160,876	n/a		—%
First Opportunity Fund, Inc.(5)	50,144	0.55%	29,600	20,544	(4)	0.23%
TOTAL	1,436,408	15.82%	1,264,952	171,456		1.89%

(1)   As of April 2, 2010.
(2)   Assumes that each selling shareholder will sell all shares of common stock by it under this prospectus.
(3)   This number represents the percentage of common stock to be owned by the selling shareholder after completion of the offering, based on the number of shares of common stock outstanding as of April 2, 2010 (9,079,754 shares).
(4)   Represents shares owned prior to the private placement of the Shares, which shares are not being offered pursuant to this prospectus.
(5)   Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

PLAN OF DISTRIBUTION

The selling shareholders may resell, redistribute, transfer or otherwise dispose of any or all of the securities listed elsewhere in this prospectus or interest therein from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling shareholders (including but not limited to persons who receive securities from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling shareholders” in this prospectus. The selling shareholders may sell, transfer or otherwise dispose of the Shares being offered from time to time in one or more transactions:

•	on The Nasdaq Capital Market or otherwise;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options on shares, whether the options are listed on an options exchange or otherwise;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also transfer the securities by gift, pledge or other form of transfer. We do not know of any current arrangements by the selling shareholders for the sale or distribution of any of the securities.

The selling shareholders also may sell the Shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule. The selling shareholders may effect transactions by selling Shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the Shares. The compensation of any particular broker-dealer may be in excess of customary commissions. Because the selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions received by them and any profit on the resale of Shares may be deemed to be underwriting compensation.

Each of the selling shareholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by any of the selling shareholders.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the

Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

We have agreed to indemnify the selling shareholders and their respective officers, directors, employees, agents and representatives, and each other person who may be subject to liability because of his, her or its connection with the selling shareholder, against specified liabilities, including liabilities under the federal securities laws. The selling shareholders have agreed to, severally and not jointly, indemnify us, our officers, directors, employees, agents and representatives and each other person subject to liability because of his, her or its connection with us, against specified liabilities arising from information provided by the selling shareholder for use in this prospectus, including liabilities under the federal securities laws.

In connection with the sale of the shares of common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of  our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The securities offered hereby were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act. We have agreed with each selling shareholder to register the securities under the Securities Act, and to keep the registration statement, of which this prospectus constitutes a part, effective with respect to its Shares until the earlier of (i) the date on which all of the Shares have been sold by the selling shareholders pursuant to the registration statement, (ii) the date on which either all of the Shares are distributed or saleable to the public without volume or manner of sale limitations pursuant to Rule 144 promulgated by the Commission under the Securities Act (or any similar provision then in effect), or (iii) the date on which all of the outstanding Shares covered by the registration statement ceases to be outstanding. We will bear all costs, expenses and fees in connection with the registration of the Shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus will be passed upon for us by Downey Brand LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus and Registration Statement have been audited by Perry-Smith LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion and is included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these reports, proxy statements and other information at the Commission’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Commission filings are also available at the Commission’s web site at www.sec.gov and our website at www.cvcb.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of any offering made under this prospectus and accompanying prospectus (other than current reports or portions thereof furnished under Item 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 31, 2010;

•	Our definitive proxy statement filed with the Commission on March 30, 2009;

•	Our current reports on Form 8-K, filed with the Commission on January 22, 2010, February 2, 2010, March 12, 2010, and April 2, 2010;

•	The description of our common stock in our registration statement on Form S-8 filed with the Commission on November 20, 2000;

•
All future filings that we make with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of the registration statement on Form S-3 of which this prospectus is a part and prior to the termination or completion of any offer of securities under this prospectus and all applicable prospectus supplements (except, in each case, for information contained in any such filing that is furnished and not “filed” under the Exchange Act), which filings will be deemed to be incorporated by reference in this prospectus, as supplemented by the applicable prospectus supplement, and to be a part hereof from the dates of such filings.

Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720
(559) 298-1775 / Fax: (559) 323-3310
Attn: Cathy Ponte

You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement.  We have not authorized any else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.